Exhibit (b)

As approved at Board of Directors Meeting on December 4, 1990; Amendment to Section 1.01 approved at Board of Directors Meeting on 6/1/93; Amendments to Article IV approved at Board of Directors Meeting on 9/7/93; Amendments to Section 1.01 approved at Board of Directors Meeting on 12/7/94; Amendments to Section 1.01 approved at Board of Directors Meeting on 6/4/97; Amendment to Section 1.01 approved at Board of Directors Meeting on 2/23/98; Amendment to Section 1.01 approved at Board of Directors Meeting on 12/9/98; Amendment to Section 3.13 approved at Board of Directors Meeting on 2/23/99; Amendment to Section 2.06 approved at Board of Directors Meeting on 12/8/99; Amendment to Section 1.01 approved at Board of Directors Meeting on 6/1/01; Amendment to Section 1.01 approved at Board of Directors Meeting on 6/4/03; Amendment to Section 1.01 approved at Board of Directors Meeting on 9/4/03; Amendment to Section 1.01 approved at Board of Directors Meeting on 12/3/03; Amendment to Section 1.01 approved at Board of Directors Meeting on 9/16/04; Amendment to Section 1.01 approved at Board of Directors Meeting on 2/22/06; Amendment to Section 1.01 approved at Board of Directors Meeting on 9/19/06; Amendment to Section 1.01 approved at Board of Directors Meeting on 9/23/15; Amendment to Section 13.03 approved at Board of Directors Meeting on 12/17/15. Amendment to Section 1.01 approved by Board of Directors Written Consent on 07/15/16. Amendment to Section 1.01 approved by Board of Directors Written Consent on 10/11/16. Amendment to Section 1.01 approved at Board of Directors Meeting on 9/19/17; Amendment to Section 1.01 approved at Board of Directors Meeting on 12/5/17; Amendment to Section 3.10 approved at Board of Directors Meeting on 5/11/20; Amendment to Section 1.01 approved at Board of Directors Meeting on 6/16/20.

BYLAWS

OF

FIRST AMERICAN FUNDS, INC.

ARTICLE I.

OFFICES, CORPORATE SEAL

Section 1.01.  Name.  The name of the corporation is “FIRST AMERICAN FUNDS, INC.”  The names of the series represented by the series of shares designated in the corporation’s articles of incorporation shall be as follows:

Series B, Class One: Institutional Prime Obligations Fund, “Class Y” (formerly Prime  Obligations Fund, “Class Y”)

Series B, Class Two: Institutional Prime Obligations Fund, “Class D” (formerly Prime Obligations Fund, “Class D”)

Series B, Class Three: Institutional Prime Obligations Fund, “Class X” (formerly Prime Obligations Fund, “Class X” and Prime Obligations Fund, “Piper Shares”)

Series B, Class Four: Reserved (formerly Prime Obligations Fund, “Class B”)

Series B, Class Five: Reserved (formerly Prime Obligations Fund, “Class C”)

Series B, Class Six: Institutional Prime Obligations Fund, “Class A” (formerly Prime Obligations Fund, “Class A” and Prime Obligations Fund, “Class S”)

Series B, Class Seven: Institutional Prime Obligations Fund, “Class T” (formerly Prime Obligations Fund, “Class I”)

Series B, Class Eight: Institutional Prime Obligations Fund, “Class Z” (formerly Prime Obligations Fund, “Class Z”)

Series B, Class Nine: Institutional Prime Obligations Fund, “Class V” (formerly Prime Obligations Fund, “Institutional Investor Shares”)

Series B, Class Ten: Institutional Prime Obligations Fund, “Class Q” (formerly Prime Obligations Fund, “Class Q”)

Series C, Class One: Government Obligations Fund, “Class Y”

Series C, Class Two: Government Obligations Fund, “Class D”

Series C, Class Three: Government Obligations Fund, “Class X” (formerly “Piper Shares”)

Series C, Class Four: Government Obligations Fund, “Class A” (formerly “Class S”)

Series C, Class Five: Government Obligations Fund, “Class Z”

Series C, Class Six: Government Obligations Fund, “Class V” (formerly “Institutional Investor Shares”)

Series C, Class Seven: Government Obligations Fund, “Class T”

Series C, Class Eight: Government Obligations Fund, “Class P”

Series C, Class Nine: Government Obligations Fund, “Class U”

Series C, Class Ten: Government Obligations Fund, “Class Q”

Series D, Class One: Treasury Obligations Fund, “Class Y”

Series D, Class Two: Treasury Obligations Fund, “Class D”

Series D, Class Three: Treasury Obligations Fund, “Class X” (formerly “Piper Shares”)

Series D, Class Four: Treasury Obligations Fund, “Class A” (formerly “Class S”)

Series D, Class Five: Treasury Obligations Fund, “Class Z”

Series D, Class Six: Treasury Obligations Fund, “Class G” (formerly “Reserve Shares”)

Series D, Class Seven: Treasury Obligations Fund, “Class V” (formerly “Institutional Investor Shares”)

Series D, Class Eight: Treasury Obligations Fund, “Class P”

Series D, Class Nine: Treasury Obligations Fund, “Class T”

Series D, Class Ten: Treasury Obligations Fund, “Class Q”

Series F, Class One: Reserved (formerly Tax Free Obligations Fund, “Piper Shares”)

Series F, Class Two: Reserved (formerly Tax Free Obligations Fund, “Class B”)

Series F, Class Three: Retail Tax Free Obligations Fund, “Class Y” (formerly Tax Free  Obligations Fund, “Class Y”)

Series F, Class Four: Retail Tax Free Obligations Fund, “Class D” (formerly Tax Free Obligations Fund, “Class D”)

Series F, Class Five: Retail Tax Free Obligations Fund, “Class A” (formerly Tax Free Obligations Fund, “Class A” and Tax Free Obligations Fund, “Class S”)

Series F, Class Six: Retail Tax Free Obligations Fund, “Class Z” (formerly Tax Free Obligations Fund, “Class Z”)

Series F, Class Seven: Retail Tax Free Obligations Fund, “Class V” (formerly Tax Free Obligations Fund, “Institutional Investor Shares”)

Series F, Class Eight: Retail Tax Free Obligations Fund, “Class T”

Series G, Class One: Reserved (formerly Treasury Reserve Fund, “Class A”)

Series H, Class One: Reserved (formerly Ohio Tax Free Obligations Fund, “Class A”)

Series H, Class Two: Reserved (formerly Ohio Tax Free Obligations Fund, “Class Y”)

Series H, Class Three: Reserved (formerly Ohio Tax Free Obligations Fund, “Class S”)

Series I, Class One: U.S. Treasury Money Market Fund, “Class A”

Series I, Class Two: U.S. Treasury Money Market Fund, “Class D”

Series I, Class Three: U.S. Treasury Money Market Fund, “Class Y”

Series I, Class Four: U.S. Treasury Money Market Fund, “Class Z”

Series I, Class Five: U.S. Treasury Money Market Fund, “Class V” (formerly “Institutional Investor Shares”)

Series I, Class Six: U.S. Treasury Money Market Fund, “Class T”

Series J, Class One: Retail Prime Obligations Fund, “Class A”

Series J, Class Two: Retail Prime Obligations Fund, “Class T”

Series J, Class Three: Retail Prime Obligations Fund, “Class V”

Series J, Class Four: Retail Prime Obligations Fund, “Class X”

Series J, Class Five: Retail Prime Obligations Fund, “Class Y”

Series J, Class Six: Retail Prime Obligations Fund, “Class Z”

Section 1.02.  Registered Office.  The registered office of the corporation in Minnesota shall be that set forth in the Articles of Incorporation or in the most recent amendment of the Articles of Incorporation or resolution of the directors filed with the Secretary of State of Minnesota changing the registered office.

Section 1.03.  Other Offices.  The corporation may have such other offices, within or without the State of Minnesota, as the directors shall, from time to time, determine.

Section 1.04.  Corporate Seal.  The corporate seal shall be circular in form and shall have inscribed thereon the name of the corporation and the word “Minnesota” and the words “Corporate Seal.”  The form of the seal shall be subject to alteration by the Board of Directors, and the seal may be used by causing it or a facsimile to be impressed or affixed or printed or otherwise reproduced.  Any officer or director of the corporation shall have authority to affix the corporate seal of the corporation to any document requiring the same.

ARTICLE II.

MEETINGS OF SHAREHOLDERS

Section 2.01.  Place and Time of Meeting.  Except as provided otherwise by Minnesota Statutes Chapter 302A, meetings of the shareholders may be held at any place, within or without the State of Minnesota, designated by the directors and, in the absence of such designation, shall be held at the registered office of the corporation in the State of Minnesota.  The directors shall designate the time of day for each meeting and, in the absence of such designation, every meeting of shareholders shall be held at ten o’clock a.m.

Section 2.02.  Regular Meetings.  Annual meetings of shareholders are not required by these Bylaws.  Regular meetings shall be held only with such frequency and at such times and places as provided in and required by Minnesota Statutes Section 302A.431.

Section 2.03.  Special Meetings.  Special meetings of the shareholders may be held at any time and for any purpose and may be called by the Chairman of the Board, the President, any two directors, or by one or more shareholders holding ten percent (10%) or more of the shares entitled to vote on the matters to be presented to the meeting.

Section 2.04.  Quorum, Adjourned Meetings.  The holders of ten percent (10%) of the shares outstanding and entitled to vote shall constitute a quorum for the transaction of business at any regular or special meeting.  In case a quorum shall not be present at a meeting, those present in person or by proxy shall adjourn the meeting to such day as they shall, by majority vote, agree upon without further notice other than by announcement at the meeting at which such adjournment is taken.  If a quorum is present, a meeting may be adjourned from time to time without notice other than announcement at the meeting.  At adjourned meetings at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed.  If a quorum is present, the shareholders may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 2.05.  Voting.  At each meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote either in person or by proxy.  Each shareholder, unless the Articles of Incorporation provide otherwise, shall have one vote for each share having voting power registered in his name on the books of the corporation.  Except as otherwise specifically provided by these Bylaws or as required by provisions of the Investment Company Act of 1940 or other applicable laws, all questions shall be decided by a majority vote of the number of shares entitled to vote and represented at the meeting at the time of the vote.  If the matter(s) to be presented at a regular or special meeting relates only to particular classes or series of the corporation, then only the shareholders of such classes or series are entitled to vote on such matter(s).

Section 2.06.  Voting - Proxies.  At any meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote by proxy submitted by any means permitted by Minnesota Statutes Section 302A.449 or any successor provision of Minnesota Statutes.  No proxy shall be voted after eleven months from its date unless it provides for a longer period.

Section 2.07.  Closing of Books.  The Board of Directors may fix a time, not exceeding sixty (60) days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of, and to vote at, such meeting, notwithstanding any transfer of shares on the books of the corporation after any record date so fixed.  The Board of Directors may close the books of the corporation against the transfer of shares during the whole or any part of such period.  If the Board of Directors fails to fix a record date for determination of the shareholders entitled to notice of, and to vote at, any meeting of shareholders, the record date shall be the thirtieth (30th) day preceding the date of such meeting.

Section 2.08.  Notice of Meetings.  There shall be mailed to each shareholder, shown by the books of the corporation to be a holder of record of voting shares, at his address as shown by the books of the corporation, a notice setting out the date, time and place of each regular meeting and each special meeting, except where the meeting is an adjourned meeting and the date, time and place of the meeting were announced at the time of adjournment, which notice shall be mailed within the period required by law.  Every notice of any special meeting shall state the purpose or purposes for which the meeting has been called, pursuant to Section 2.03, and the business transacted at all special meetings shall be confined to the purpose stated in such notice.

Section 2.09.  Waiver of Notice.  Notice of any regular or special meeting may be waived either before, at or after such meeting orally or in a writing signed by each shareholder or representative thereof entitled to vote the shares so represented.  A shareholder by his attendance at any meeting of shareholders, shall be deemed to have waived notice of such meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the item may not lawfully be considered at that meeting and does not participate at that meeting in the consideration of the item at that meeting.

Section 2.10.  Written Action.  Any action which might be taken at a meeting of the shareholders may be taken without a meeting if done in writing and signed by all of the shareholders entitled to vote on that action.  If the action to be taken relates to particular classes or series of the corporation, then only shareholders of such classes or series are entitled to vote on such action.

ARTICLE III.

DIRECTORS

Section 3.01.  Number, Qualification and Term of Office.  Until the first meeting of shareholders, the number of directors shall be the number named in the Articles of Incorporation.  Thereafter, the number of directors shall be established by resolution of the shareholders (subject to the authority of the Board of Directors to increase or decrease the number of directors as permitted by law).  In the absence of such shareholder resolution, the number of directors shall be the number last fixed by the shareholders, the Board of Directors or the Articles of Incorporation.  Directors need not be shareholders.  Each of the directors shall hold office until the regular meeting of shareholders next held after his election and until his successor shall have been elected and shall qualify, or until the earlier death, resignation, removal or disqualification of such director.

Section 3.02.  Election of Directors.  Except as otherwise provided in Sections 3.11 and 3.12 hereof, the directors shall be elected at the regular shareholders’ meeting.  In the event that directors are not elected at a regular shareholders’ meeting, then directors may be elected at a special shareholders’ meeting, provided that the notice of such meeting shall contain mention of such purpose.  At each shareholders’ meeting for the election of directors, the directors shall be elected by a plurality of the votes validly cast at such election.  Each holder of shares of each class or series of stock of the corporation shall be entitled to vote for directors and shall have equal voting power for each share of each class or series of the corporation.

Section 3.03.  General Powers.

(a)  Except as otherwise permitted by statute, the property, affairs and business of the corporation shall be managed by the Board of Directors, which may exercise all the powers of the corporation except those powers vested solely in the shareholders of the corporation by statute, the Articles of Incorporation or these Bylaws, as amended.

(b)  All acts done by any meeting of the Directors or by any person acting as a director, so long as his successor shall not have been duly elected or appointed, shall, notwithstanding that it be afterwards discovered that there was some defect in the election of the directors or such person acting as aforesaid or that they or any of them were disqualified, be as valid as if the directors or such other person, as the case may be, had been duly elected and were or was qualified to be directors or a director of the corporation.

Section 3.04.  Power to Declare Dividends.

(a)  The Board of Directors, from time to time as they may deem advisable, may declare and pay dividends in cash or other property of the corporation, out of any source available for dividends, to the shareholders of each class or series of stock of the corporation according to their respective rights and interests in the investment portfolio of the corporation issuing such class or series of stock.

(b)  The Board of Directors shall cause to be accompanied by a written statement any dividend payment wholly or partly from any source other than

(i)  the accumulated and accrued undistributed net income of each class or series (determined in accordance with generally accepted accounting practice and the rules and regulations of the Securities and Exchange Commission then in effect) and not including profits or losses realized upon the sale of securities or other properties; or

(ii)  the net income of each class or series so determined for the current or preceding fiscal year.

Such statement shall adequately disclose the source or sources of such payment and the basis of calculation and shall be in such form as the Securities and Exchange Commission may prescribe.

(c)  Notwithstanding the above provisions of this Section 3.04, the Board of Directors may at any time declare and distribute pro rata among the shareholders of each class or series of stock a “stock dividend” out of the authorized but unissued shares of stock of each class or series, including any shares previously purchased by a class or series of the corporation.

Section 3.05.  Board Meetings.  Meetings of the Board of Directors may be held from time to time at such time and place within or without the State of Minnesota as may be designated in the notice of such meeting.

Section 3.06.  Calling Meetings, Notice.  A director may call a board meeting by giving ten (10) days notice to all directors of the date, time and place of the meeting; provided that if the day or date, time and place of a board meeting have been announced at a previous meeting of the board, no notice is required.

Section 3.07.  Waiver of Notice.  Notice of any meeting of the Board of Directors may be waived by any director either before, at or after such meeting orally or in a writing signed by such director.  A director, by his attendance and participation in the action taken at any meeting of the Board of Directors, shall be deemed to have waived notice of such meeting, except where the director objects at the beginning of the meeting to the transaction of business because the item may not lawfully be considered at that meeting and does not participate at that meeting in the consideration of the item at that meeting.

Section 3.08.  Quorum.  A majority of the directors holding office immediately prior to a meeting of the Board of Directors shall constitute a quorum for the transaction of business at such meeting; provided however, notwithstanding the above, if the Board of Directors is taking action pursuant to the Investment Company Act of 1940, as now enacted or hereafter amended, a majority of directors who are not “interested persons” (as defined by the Investment Company Act of 1940, as now enacted or hereafter amended) of the corporation shall constitute a quorum for taking such action.

Section 3.09.  Advance Consent or Opposition.  A director may give advance written consent or opposition to a proposal to be acted on at a meeting of the Board of Directors.  If such director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.  This procedure shall not be used to act on any investment advisory agreement or plan of distribution adopted under Rule 12b-1 of the Investment Company Act of 1940, as amended.

Section 3.10.  Conference Communications.  Any or all directors may participate in any meeting of the Board of Directors, or of any duly constituted committee thereof, by any means of communication through which the directors may simultaneously hear each other during such meeting.  For the purposes of establishing a quorum and taking any action at the meeting, such directors participating pursuant to this Section 3.10 shall be deemed present in person at the meeting, and the place of the meeting shall be the place of origination of the conference communication.

Section 3.11.  Vacancies; Newly Created Directorships.  Vacancies in the Board of Directors of this corporation occurring by reason of death, resignation, removal or disqualification shall be filled for the unexpired term by a majority of the remaining directors of the Board although less than a quorum; newly created directorships resulting from an increase in the authorized number of directors by action of the Board of Directors as permitted by Section 3.01 may be filled by a two-thirds (2/3) vote of the directors serving at the time of such increase; and each person so elected shall be a director until his successor is elected by the shareholders at their next regular or special meeting; provided, however, that no vacancy can be filled as provided above if prohibited by the provisions of the Investment Company Act of 1940.

Section 3.12.  Removal.  The entire Board of Directors or an individual director may be removed from office, with or without cause, by a vote of the shareholders holding a majority of the shares entitled to vote at an election of directors.  In the event that the entire Board or any one or more directors be so removed, new directors shall be elected at the same meeting, or the remaining directors may, to the extent vacancies are not filled at such meeting, fill any vacancy or vacancies created by such removal.  A director named by the Board of Directors to fill a vacancy may be removed from office at any time, with or without cause, by the affirmative vote of the remaining directors if the shareholders have not elected directors in the interim between the time of the appointment to fill such vacancy and the time of the removal.

Section 3.13.  Committees.  A resolution approved by the affirmative vote of a majority of the Board of Directors may establish committees having the authority of the board in the management of the business of the corporation to the extent provided in the resolution.  A committee shall consist of one or more persons, who need not be directors, appointed by affirmative vote of a majority of the directors present.  Committees are subject to the direction and control of, and vacancies in the membership thereof shall be filled by, the Board of Directors.

Except as set forth in the following paragraph, a majority of the members of the committee present at a meeting is a quorum for the transaction of business, unless a larger or smaller proportion or number is provided in a resolution approved by the affirmative vote of a majority of the directors present.

If a Pricing Committee is appointed, a quorum of such committee shall consist of one member of the committee.

Section 3.14.  Written Action.  Any action which might be taken at a meeting of the Board of Directors, or any duly constituted committee thereof, may be taken without a meeting if done in writing and signed by all of the directors or committee members.

Section 3.15.  Compensation.  Directors shall receive such fixed sum per meeting attended or such fixed annual sum as shall be determined, from time to time, by resolution of the Board of Directors.  All directors shall receive their expenses, if any, of attendance at meetings of the Board of Directors or any committee thereof.  Nothing herein contained shall be construed to preclude any director from serving this corporation in any other capacity and receiving proper compensation therefor.

ARTICLE IV.

OFFICERS AND CHAIRMAN OF THE BOARD OF DIRECTORS

Section 4.01.  Number.  The officers of the corporation shall consist of the President, one or more Vice Presidents (if desired by the Board), a Secretary, a Treasurer and such other officers and agents as may, from time to time, be elected by the Board of Directors.  Any number of offices may be held by the same person.

Section 4.02.  Election, Term of Office and Qualifications.  The Board of Directors shall elect, from within or without their number, the officers referred to in Section 4.01 of these Bylaws, each of whom shall have the powers, rights, duties, responsibilities and terms in office provided for in these Bylaws or a resolution of the Board not inconsistent therewith.  The President and all other officers who may be directors shall continue to hold office until the election and qualification of their successors, notwithstanding an earlier termination of their directorship.

Section 4.03.  Resignation.  Any officer (or the Chairman of the Board of Directors) may resign his office at any time by delivering a written resignation to the corporation.  Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 4.04.  Removal and Vacancies.  Any officer (or the Chairman of the Board of Directors) may be removed from his office by a majority of the Board of Directors with or without cause.  Such removal, however, shall be without prejudice to the contract rights of the person so removed.  If there be a vacancy among the officers (or the Chairman of the Board of Directors) of the corporation by reason of death, resignation or otherwise, such vacancy shall be filled for the unexpired term by the Board of Directors.

Section 4.05.  Chairman of the Board.  The Board of Directors may elect one of its members as Chairman of the Board.  The Chairman of the Board, if one is elected, shall preside at all meetings of the shareholders and directors and shall have such other duties as may be prescribed, from time to time, by the Board of Directors.   The Chairman of the Board of Directors will under no circumstances be deemed to be an “officer” of the corporation, and an individual serving as Chairman of the Board of Directors will not be deemed to be an “affiliated person” with respect to the corporation (under the Investment Company Act of 1940, as amended) solely by virtue of such person’s position as Chairman of the Board of Directors of the corporation.

Section 4.06.  President.  The President shall have general active management of the business of the corporation.  In the absence of the Chairman of the Board, he shall preside at all meetings of the shareholders and directors.  He shall be the chief executive officer of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.  He shall be ex officio a member of all standing committees.  He may execute and deliver, in the name of the corporation, any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the corporation and, in general, shall perform all duties usually incident to the office of the President.  He shall have such other duties as may, from time to time, be prescribed by the Board of Directors.

Section 4.07.  Vice President.  Each Vice President shall have such powers and shall perform such duties as may be specified in the Bylaws or prescribed by the Board of Directors or by the President.  In the event of absence or disability of the President, Vice Presidents shall succeed to his power and duties in the order designated by the Board of Directors.

Section 4.08.  Secretary.  The Secretary shall be secretary of, and shall attend, all meetings of the shareholders and Board of Directors and shall record all proceedings of such meetings in the minute book of the corporation.  He shall give proper notice of meetings of shareholders and directors.  He shall keep the seal of the corporation and shall affix the same to any instrument requiring it and may, when necessary, attest the seal by his signature.  He shall perform such other duties as may, from time to time, be prescribed by the Board of Directors or by the President.

Section 4.09.  Treasurer.  The Treasurer shall be the chief financial officer and shall keep accurate accounts of all money of the corporation received or disbursed.  He shall deposit all moneys, drafts and checks in the name of, and to the credit of, the corporation in such banks and depositories as a majority of the Board of Directors shall, from time to time, designate.  He shall have power to endorse, for deposit, all notes, checks and drafts received by the corporation.  He shall disburse the funds of the corporation, as ordered by the Board of Directors, making proper vouchers therefor.  He shall render to the President and the directors, whenever required, an account of all his transactions as Treasurer and of the financial condition of the corporation, and shall perform such other duties as may, from time to time, be prescribed by the Board of Directors or by the President.

Section 4.10.  Assistant Secretaries.  At the request of the Secretary, or in his absence or disability, any Assistant Secretary shall have power to perform all the duties of the Secretary, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the Secretary.  The Assistant Secretaries shall perform such other duties as from time to time may be assigned to them by the Board of Directors or the President.

Section 4.11.  Assistant Treasurers.  At the request of the Treasurer, or in his absence or disability, any Assistant Treasurer shall have power to perform all the duties of the Treasurer, and when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Treasurer.  The Assistant Treasurers shall perform such other duties as from time to time may be assigned to them by the Board of Directors or the President.

Section 4.12.  Compensation.  The officers (and the Chairman of the Board of Directors) of this corporation shall receive such compensation for their services as may be determined, from time to time, by resolution of the Board of Directors.

Section 4.13.  Surety Bonds.  The Board of Directors may require any officer or agent of the corporation to execute a bond (including, without limitation, any bond required by the Investment Company Act of 1940 and the rules and regulations of the Securities and Exchange Commission) to the corporation in such sum and with such surety or sureties as the Board of Directors may determine, conditioned upon the faithful performance of his duties to the corporation, including responsibility for negligence and for the accounting of any of the corporation’s property, funds or securities that may come into his hands.  In any such case, a new bond of like character shall be given at least every six years, so that the dates of the new bond shall not be more than six years subsequent to the date of the bond immediately preceding.

ARTICLE V.

SHARES AND THEIR TRANSFER AND REDEMPTION

Section 5.01.  Certificate for Shares.

(a)  The corporation may have certificated or uncertificated shares, or both, as designated by resolution of the Board of Directors.  Every owner of certificated shares of the corporation shall be entitled to a certificate, to be in such form as shall be prescribed by the Board of Directors, certifying the number of shares of the corporation owned by him.  Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the new shareholder the information required to be stated on certificates.  Certificated shares shall be numbered in the order in which they shall be issued and shall be signed, in the name of the corporation, by the President or a Vice President and by the Secretary or an Assistant Secretary or by such officers as the Board of Directors may designate.  Such signatures may be by facsimile if authorized by the Board of Directors.  Every certificate surrendered to the corporation for exchange or transfer shall be cancelled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled, except in cases provided for in Section 5.08.

(b)  In case any officer, transfer agent or registrar who shall have signed any such certificate, or whose facsimile signature has been placed thereon, shall cease to be such an officer (because of death, resignation or otherwise) before such certificate is issued, such certificate may be issued and delivered by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Section 5.02.  Issuance of Shares.  The Board of Directors is authorized to cause to be issued shares of the corporation up to the full amount authorized by the Articles of Incorporation in such classes or series and in such amounts as may be determined by the Board of Directors and as may be permitted by law.  No shares shall be allotted except in consideration of cash or other property, tangible or intangible, received or to be received by the corporation under a written agreement, of services rendered or to be rendered to the corporation under a written agreement, or of an amount transferred from surplus to stated capital upon a share dividend.  At the time of such allotment of shares, the Board of Directors making such allotments shall state, by resolution, their determination of the fair value to the corporation in monetary terms of any consideration other than cash for which shares are alloted.  No shares of stock issued by the corporation shall be issued, sold or exchanged by or on behalf of the corporation for any amount less than the net asset value per share of the shares outstanding as determined pursuant to Article X hereunder.

Section 5.03.  Redemption of Shares.  Upon the demand of any shareholder, this corporation shall redeem any share of stock issued by it held and owned by such shareholder at the net asset value thereof as determined pursuant to Article X hereunder.  The Board of Directors may suspend the right of redemption or postpone the date of payment during any period when:  (a) trading on the New York Stock Exchange is restricted or such Exchange is closed for other than weekends or holidays; (b) the Securities and Exchange Commission has by order permitted such suspension; or (c) an emergency as defined by rules of the Securities and Exchange Commission exists, making disposal of portfolio securities or valuation of net assets of the corporation not reasonably practicable.

If following a redemption request by any shareholder of this corporation, the value of such shareholder’s interest in the corporation falls below the required minimum investment, as may be set from time to time by the Board of Directors, the corporation’s officers are authorized, in their discretion and on behalf of the corporation, to redeem such shareholder’s entire interest and remit such amount, provided that such a redemption will only be effected by the corporation following:  (a) a redemption by a shareholder, which causes the value of such shareholder’s interest in the corporation to fall below the required minimum investment; (b) the mailing by the corporation to such shareholder of a “notice of intention to redeem”; and (c) the passage of at least sixty (60) days from the date of such mailing, during which time the shareholder will have the opportunity to make an additional investment in the corporation to increase the value of such shareholder’s account to at least the required minimum investment.

Section 5.04.  Transfer of Shares.  Transfer of shares on the books of the corporation may be authorized only by the shareholder named in the certificate, or the shareholder’s legal representative, or the shareholder’s duly authorized attorney-in-fact, and upon surrender of the certificate or the certificates for such shares or a duly executed assignment covering shares held in unissued form.  The corporation may treat, as the absolute owner of shares of the corporation, the person or persons in whose name shares are registered on the books of the corporation.

Section 5.05.  Registered Shareholders.  The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of Minnesota.

Section 5.06.  Transfer of Agents and Registrars.  The Board of Directors may from time to time appoint or remove transfer agents and/or registrars of transfers of shares of stock of the corporation, and it may appoint the same person as both transfer agent and registrar.  Upon any such appointment being made all certificates representing shares of capital stock thereafter issued shall be countersigned by one of such transfer agents or by one of such registrars of transfers or by both and shall not be valid unless so countersigned.  If the same person shall be both transfer agent and registrar, only one countersignature by such person shall be required.

Section 5.07.  Transfer Regulations.  The shares of stock of the corporation may be freely transferred, and the Board of Directors may from time to time adopt rules and regulations with reference to the method of transfer of shares of stock of the corporation.

Section 5.08.  Lost, Stolen, Destroyed and Mutilated Certificates.  The holder of any stock of the corporation shall immediately notify the corporation of any loss, theft,

destruction or mutilation of any certificate therefor, and the Board of Directors may, in its discretion, cause to be issued to him a new certificate or certificates of stock, upon the surrender of the mutilated certificate or in case of loss, theft or destruction of the certificate upon satisfactory proof of such loss, theft or destruction.  A new certificate or certificates of stock will be issued to the owner of the lost, stolen or destroyed certificate only after such owner, or his legal representatives, gives to the corporation and to such registrar or transfer agent as may be authorized or required to countersign such new certificate or certificates a bond, in such sum as they may direct, and with such surety or sureties, as they may direct, as indemnity against any claim that may be made against them or any of them on account of or in connection with the alleged loss, theft or destruction of any such certificate.

ARTICLE VI.

DIVIDENDS

Section 6.01.  The net investment income of each class or series of the corporation will be determined, and its dividends shall be declared and made payable at such time(s) as the Board of Directors shall determine; dividends shall be payable to shareholders of record as of the date of declaration.

It shall be the policy of each class or series of the corporation to qualify for and elect the tax treatment applicable to regulated investment companies under the Internal Revenue Code, so that such class or series will not be subjected to federal income tax on such part of its income or capital gains as it distributes to shareholders.

ARTICLE VII.

BOOKS AND RECORDS, AUDIT, FISCAL YEAR

Section 7.01.  Share Register.  The Board of Directors of the corporation shall cause to be kept at its principal executive office, or at another place or places within the United States determined by the board:

(1)	a share register not more than one year old, containing the names and addresses of the shareholders and the number and classes or series of shares held by each shareholder; and
(2)	a record of the dates on which certificates or transaction statements representing shares were issued.

Section 7.02.  Other Books and Records.  The Board of Directors shall cause to be kept at its principal executive office, or, if its principal executive office is not in Minnesota, shall make available at its registered office within ten days after receipt by an officer of the corporation of a written demand for them made by a shareholder or other person authorized by Minnesota Statutes Section 302A.461, originals or copies of:

(1)	records of all proceedings of shareholders for the last three years;
(2)	records of all proceedings of the Board of Directors for the last three years;

(3)	its articles and all amendments currently in effect;
(4)	its bylaws and all amendments currently in effect;
(5)

financial statements required by Minnesota Statutes Section 302A.463 and the financial statement for the most recent interim period prepared in the course of the operation of the corporation for distribution to the shareholders or to a governmental agency as a matter of public record;

(6)	reports made to shareholders generally within the last three years;
(7)	a statement of the names and usual business addresses of its directors and principal officers;
(8)	any shareholder voting or control agreements of which the corporation is aware; and
(9)	such other records and books of account as shall be necessary and appropriate to the conduct of the corporate business.

Section 7.03.  Audit; Accountant.

(a)  The Board of Directors shall cause the records and books of account of the corporation to be audited at least once in each fiscal year and at such other times as it may deem necessary or appropriate.

(b)  The corporation shall employ an independent public accountant or firm of independent public accountants as its Accountant to examine the accounts of the corporation and to sign and certify financial statements filed by the corporation.  The Accountant’s certificates and reports shall be addressed both to the Board of Directors and to the shareholders.

(c)  A majority of the members of the Board of Directors shall select the Accountant annually at a meeting held within thirty (30) days before or after the beginning of the fiscal year of the corporation or before the regular shareholders’ meeting in that year.  Such selection shall be submitted for ratification or rejection at the next succeeding regular shareholders’ meeting.  If such meeting shall reject such selection, the Accountant shall be selected by majority vote, either at the meeting at which the rejection occurred or at a subsequent meeting of shareholders called for the purpose.

(d)  Any vacancy occurring between annual meetings, due to the death, resignation or otherwise of the Accountant, may be filled by the Board of Directors.

Section 7.04.  Fiscal Year.  The fiscal year of the corporation shall be determined by the Board of Directors.

ARTICLE VIII.

INDEMNIFICATION OF CERTAIN PERSONS

Section 8.01.  The corporation shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted by Section 302A.521 of the Minnesota Statutes, as now enacted or hereafter amended, provided, however, that no such indemnification may be made if it would be in violation of Section 17(h) of the Investment Company Act of 1940, as now enacted or hereinafter amended.

ARTICLE IX.

VOTING OF STOCK HELD

Section 9.01.  Unless otherwise provided by resolution of the Board of Directors, the President, any Vice President, the Secretary or the Treasurer, may from time to time appoint an attorney or attorneys or agent or agents of the corporation, in the name and on behalf of the corporation, to cast the votes which the corporation may be entitled to cast as a stockholder or otherwise in any other corporation or association, any of whose stock or securities may be held by the corporation, at meetings of the holders of the stock or other securities of any such other corporation or association, or to consent in writing to any action by any such other corporation or association, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed on behalf of the corporation and under its corporate seal, or otherwise, such written proxies, consents, waivers or other instruments as it may deem necessary or proper; or any of such officers may themselves attend any meeting of the holders of stock or other securities of any such corporation or association and thereat vote or exercise any or all other rights of the corporation as the holder of such stock or other securities of such other corporation or association, or consent in writing to any action by any such other corporation or association.

ARTICLE X.

VALUATION OF NET ASSET VALUE

10.01.  The net asset value per share of each class or series of stock of the corporation shall be determined in good faith by or under supervision of the officers of the corporation as authorized by the Board of Directors as often and on such days and at such time(s) as the Board of Directors shall determine, or as otherwise may be required by law, rule, regulation or order of the Securities and Exchange Commission.

ARTICLE XI.

CUSTODY OF ASSETS

Section 11.01.  All securities and cash owned by this corporation shall, as hereinafter provided, be held by or deposited with a bank or trust company having (according to its last published report) not less than Two Million Dollars ($2,000,000) aggregate capital, surplus and undivided profits (the “Custodian”).

This corporation shall enter into a written contract with the custodian regarding the powers, duties and compensation of the Custodian with respect to the cash and securities of this corporation held by the Custodian.  Said contract and all amendments thereto shall be approved by the Board of Directors of this corporation.  In the event of the Custodian’s resignation or termination, the corporation shall use its best efforts promptly to obtain a successor Custodian and shall require that the cash and securities owned by this corporation held by the Custodian be delivered directly to such successor Custodian.

ARTICLE XII.

AMENDMENTS

Section 12.01.  These Bylaws may be amended or altered by a vote of the majority of the Board of Directors at any meeting provided that notice of such proposed amendment shall have been given in the notice given to the directors of such meeting.  Such authority in the Board of Directors is subject to the power of the shareholders to change or repeal such bylaws by a majority vote of the shareholders present or represented at any regular or special meeting of shareholders called for such purpose, and the Board of Directors shall not make or alter any Bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications or terms of office, except that the Board of Directors may adopt or amend any Bylaw to increase or decrease their number.

ARTICLE XIII.

MISCELLANEOUS

Section 13.01.  Interpretation.  When the context in which words are used in these Bylaws indicates that such is the intent, singular words will include the plural and vice versa, and masculine words will include the feminine and neuter genders and vice versa.

Section 13.02.  Article and Section Titles.  The titles of Sections and Articles in these Bylaws are for descriptive purposes only and will not control or alter the meaning of any of these Bylaws as set forth in the text.

Section 13.03.  Forum for Adjudication of Disputes. Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Minnesota Business Corporation Act or the Articles of Incorporation or these Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Articles of Incorporation or these Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine shall be the courts of the State of Minnesota (each, a “Covered Action”).  Any person purchasing or otherwise acquiring or holding any interest in shares of beneficial interest of the corporation shall be (i) deemed to have notice of and consented to the provisions of this Section 13.03, and (ii) deemed to have waived any argument relating to the inconvenience of the forums referenced above in connection with any action or proceeding described in this Section 13.03.

            If any Covered Action is filed in a court other than the courts of the State of Minnesota (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the courts of the State of Minnesota in connection with any action brought in any such courts to enforce the first paragraph of this Section 13.03 (an “Enforcement Action”) and (ii) having service of process made upon such shareholder in any such Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.  Furthermore, except to the extent prohibited by any provision of the Minnesota Business Corporation Act or the Articles of Incorporation, if any shareholder shall initiate or assert a Foreign Action without the written consent of the corporation, then each such shareholder shall be obligated jointly and severally to reimburse the corporation and any officer or trustee of the corporation made a party to such proceeding for all fees, costs and expenses of every kind and description (including, but not limited to, all reasonable attorneys’ fees and other litigation expenses) that the parties may incur in connection with any successful motion to dismiss, stay or transfer such Foreign Action based upon non-compliance with this Section 13.03.

If any provision or provisions of this Section 13.03 shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of this Section 13.03 (including, without limitation, each portion of any sentence of this Section 13.03 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.